21700 Barton Road P. O. Box 150 Colton, California 92324	Exhibit 99.4 Contact: Phil Smith Stater Bros. Holdings Inc. (909)783-5287

P R E S S     R E L E A S E
For Immediate Release
Wednesday, February 5, 2003

STATER BROS. HOLDINGS ANNOUNCES FIRST QUARTER RESULTS

Colton, California. February 5, 2003; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2003 ended December 29, 2002.

Sales for the thirteen week first quarter ended December 29, 2002 increased 2.9% to $681.5 million compared to $662.6 million for the thirteen weeks ended December 30, 2001. Like store sales increased 2.3% for the thirteen weeks ended December 29, 2002 over the thirteen weeks ended December 30, 2001.

Operating cash flow (EBITDA) is defined as earnings before interest expense, income taxes, depreciation and amortization. EBITDA amounted to $26.2 million in the first quarter of fiscal 2003, compared to $27.0 million for the like period of last year.

The Company reported net income for the thirteen week first quarter ended December 29, 2002 of $2.9 million compared to net income of $3.9 million for the thirteen week first quarter ended December 30, 2001.

Brown said; “Our first quarter results reflect improvement from the fourth quarter of last year while maintaining the ability to serve our “Valued Customers” and the acceptance of our marketing plan by our “Valued Customers”. Our team remains focused on serving our “Valued Customers” one at a time.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 156 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

Stater Bros. Markets operates 156 Supermarket locations, with 47 in San Bernardino County, 40 in Riverside County, 30 in Orange County, 27 in Los Angeles County, 10 in Northern San Diego County, and 2 in Kern County. There are over 14,000 members of the Stater Bros. “Family” of Employees. Stater Bros. is the largest private employer in the Inland Empire of Southern California, which is one of the fastest growing areas in the United States. Headquartered in Colton, California, Stater Bros. has been serving Southern California customers since 1936. In the spring of 2003, Stater Bros. will open its 157th Supermarket in Corona, California.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 66 GOLDEN YEARS

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STATER BROS. HOLDINGS INC.
Condensed Balance Sheets
(In thousands)
Unaudited

	9/29/2002	12/29/02

Assets
Current Assets
Cash	$81,043	$98,515
Receivables	33,561	30,842
Inventories	175,404	168,087
Other	23,141	24,121

Total current assets	313,149	321,565
Investment in unconsolidated subsidiary	15,580	16,326
Property, plant, & equipment, net	285,816	288,261
Deferred debt issue costs, net	13,936	13,074
Other	5,649	6,430

Total Assets	$634,130	$645,656

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$104,166	$103,789
Accrued expenses and other liabilities	88,223	98,542
Current portion of long-term debt and capital lease obligations	1,117	1,087

Total current liabilities	193,506	203,418
Long-term debt	458,750	458,750
Capital lease obligations, less current portion	10,981	10,720
Other long-term liabilities	45,014	43,962
Common stockholders’ deficit	(74,121)	(71,194)

Total Liabilities and Stockholders’ Deficit	$634,130	$645,656

STATER BROS. HOLDINGS INC.

Condensed Results of Operations

(In thousands)

Unaudited

	13 Weeks Ended

	12/30/01	12/29/02

Sales	$662,587	$681,509
Gross profits	176,163	183,616
Operating Expenses:
Selling, general and administrative expenses	149,936	158,023
Depreciation and amortization	7,504	8,164

Total operating expenses	157,440	166,187

Operating profit	18,723	17,429
Interest income	704	272
Interest expense	(12,796)	(13,258)
Equity in earnings from unconsolidated affiliate	648	746
Other, net	(614)	(389)

Income before income taxes	6,665	4,800
Income taxes	2,733	1,873

Net income	$3,932	$2,927